Exhibit (4)(a)

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

THIS AMENDMENT dated as of August 27, 2012, to the Agreement and Plan of Reorganization and Liquidation, dated as of June 21, 2012 (the “Agreement”) is entered into by and between Value Line U.S. Government Money Market Fund, Inc., a Maryland corporation (the “Acquired Fund”), and Daily Income Fund, a Massachusetts business trust (the “Trust”), on behalf of the U.S. Government Portfolio, a series of the Trust (the “Acquiring Fund”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Closing Date of the Reorganization; and

WHEREAS, Section 11.5 of the Agreement allows for its amendment by a signed writing between the parties.

NOW THEREFORE, the parties agree as follows:

The first sentence of Section 3.1 of the Agreement is amended as follows:

“The Closing Date shall be October 12, 2012, or such other date as the parties may mutually agree in writing.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VALUE LINE U.S. GOVERNMENT MONEY MARKET FUND		DAILY INCOME FUND, on behalf of the U.S. Government Portfolio

By:	/s/ Mitchell Appel	By:	/s/ Michael P. Lydon
Name:	Mitchell Appel	Name:	Michael P. Lydon
Title:	President	Title:	President